Exhibit 19.1

INSIDER TRADING COMPLIANCE POLICY

PURPOSE

This Insider Trading Policy describes the standards of Mister Car Wash, Inc. and its subsidiaries (the "Company") on trading, and causing the trading of, the Company's securities or securities of certain other publicly traded companies while in possession of confidential information.

One of the principal purposes of the federal securities laws is to prohibit so-called "insider trading." Simply stated, insider trading occurs when a person uses material nonpublic information (“MNPI”) obtained through involvement with the Company to make decisions to purchase, sell, donate, or otherwise trade the Company's securities, or the securities of certain other companies, to engage in “Shadow Trading” as that term is defined below, or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips, and recommendations by virtually any person, including all persons associated with the Company, if the information involved is "material" and "nonpublic." These terms are defined in this Policy in the “Definitions” section below.

Anyone who has knowledge of material nonpublic information may be considered an “Insider” for purposes of the federal securities laws prohibiting insider trading. As a result, it is a violation of the policy of the Company and the federal securities laws for any officer, director, or employee of the Company to (a) trade in securities of the Company while aware of “material nonpublic information” concerning the Company or (b) communicate, “tip” or disclose material nonpublic information to outsiders so that they may trade in securities of the Company based on that information. To prevent even the appearance of improper insider trading or tipping, the Company has adopted this Insider Trading Policy (“Policy”) for its directors, officers and employees and their family members, as well as certain agents such as consultants and independent contractors, who have access to information through business relationships with the Company.

SCOPE

The prohibitions contained in this policy apply to any director, officer, employee, or respective family members residing in the same home, and any individuals designated by the Compliance Officer who buys or sells securities based on material nonpublic information that he or she obtained about the Company, its customers, suppliers, partners, competitors, or other companies with which the Company has contractual relationships or may be negotiating transactions. With many of our employees working from home, there is an increased risk of family members or other individuals inadvertently overhearing sensitive information and the utmost caution should be used to maintain the confidentiality of Company information.

The determination of insider status will be based on how the person acquired the material nonpublic information, and is based on having a duty, either to the company and its stockholders, or to the source of the information. (Please refer to Exchange Act Rule 10b5-1 for additional information).

OVERVIEW

This Policy is divided into two parts:

Part I prohibits trading in certain circumstances and applies to all directors, officers and employees and their respective immediate family members including those residing in the same home, and agents (such as consultants and independent contractors of the Company).

Part II imposes special additional trading restrictions (and reporting requirements for some) and applies to all directors of the company, executive officers of the company at the level of VP and above, and certain other employees that may be designated by the Company from time to time because of their position, responsibilities or their actual or potential access to material information, all of which are listed on Schedule A (collectively “Covered Persons”).

Definitions

(a) Material. Insider trading restrictions come into play only if the information you possess is "material." Materiality, however, involves a relatively low threshold. Information is generally regarded as "material" if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it is otherwise information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

•
Unreleased earnings reports and financial metrics
o
Annual and quarterly earnings reports
o
Internal projections of profits and revenues
o
Key performance indicators (e.g., gain-on-sale margin, refinancing volume)
•
Mergers, acquisitions, or other significant business deals
o
Details about potential or pending mergers, acquisitions, or divestitures
o
Information about planned PIPE (Private Investment in Public Equity) offerings
•
New products or services that could significantly impact the company's financial future
o
Development of new products or services that have not been publicly disclosed
o
Information about the potential impact of new products or services on the company's financial performance
•
Regulatory approvals or legal issues
o
Status of regulatory approvals for new products or services
o
Nonpublic information about significant legal or regulatory issues facing the company

o
Upcoming litigation or investigation outcomes
•
Changes in leadership or key management positions
o
Information about imminent executive or key managerial changes that have not been publicly announced

•
Internal financial conditions or liquidity problems
o
Significant changes in capital structure, such as debt restructurings, that haven't been disclosed publicly
o
Information about the company's financial condition or liquidity that has not been made public
•
Other performance metrics
o
Consolidated total revenue
o
Sector/Divisional revenue
o
Sector/Divisional upgrade rates

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

(b) Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and "nonpublic." The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be "public" the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the start of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

•
(i) information available to a select group of analysts or brokers or institutional investors;
•
(ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

•
(iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information normally two trading days.

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

Compliance Officer. The Company has appointed the General Counsel (or his or her designee) as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i) assisting with implementation and enforcement of this Policy;

(ii) circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii) pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and

(iv) providing approval of any Rule 10b5-1 plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below.

(v) providing a reporting system with an effective whistleblower protection mechanism (see Speaking Up Procedure [GRC.1102.1]).

(d) Shadow Trading. “Shadow Trading” entails making trade decisions involving a company based on your knowledge of MNPI of another closely correlated or economically linked company. Economically linked companies typically include direct competitors in the same business and of relatively the same size as Mister. However, economically linked companies might include companies in different industries that rely on a company for their success or even indirect competitors that are affected by the same market forces as Mister. If in doubt as to whether a transaction may be considered Shadow Trading, the Compliance Officer must be consulted prior to any action being taken.

(e) Covered Person. “Covered Person” means directors of the company, executive officers of the company at the level of VP and above, and certain other employees that may be designated by the Company from time to time because of their position, responsibilities or their actual or potential access to material information. Schedule A includes the list of current Covered Persons.

(f) Section 16 Officer. Certain directors, executive officers, and any beneficial owners of more than 10 percent of a class of the issuer’s securities who are required to file ownership reports with the SEC and are subject to liability for short-swing trading. Schedule A includes the list of current Section 16 Officers. These additional reporting and trading requirements are set forth in the Section 16 Compliance Policy [GRC.1107-MCW-POL] and are incorporated herein by reference.

(g) Pre-Clearance Person. “Pre-Clearance Person” includes any director, executive officer, and employee at the level of VP and above.

Part I

Applicability

This Policy applies to all trading or other transactions in (i) the Company's securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company and (ii) the securities of certain other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies' securities, where the person trading used information obtained while working for the Company.

This Policy applies to all employees and officers of the Company and to all members of the Company's board of directors and their respective family members including those residing in the same home. This Policy also applies to all agents such as consultants and independent contractors of the Company.

Employees, officers, and directors are expected to comply with the Policy until such time as they are no longer affiliated with the Company and no longer possess any material nonpublic information subject to the Policy. In addition, for Covered Persons subject to a trading blackout period at the time the affiliation with the Company terminates, the Covered Person is expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.

General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information (“MNPI”)

1.
No director, officer, or employee, or any of their immediate family members or agents such as consultants and independent contractors may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms "material" and "nonpublic" are defined in Part I, Section 3(a) and (b) below.)
2.
No director, officer, or employee or any of their immediate family members or agent who knows of any material nonpublic information about the Company may communicate that information, whether intentionally or inadvertently, to ("tip") any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization. Special consideration and care should be given in situations when directors, officers or employees are working remotely or in environments around persons that possess the same MNPI. In those environments, there is an increased risk of family members or others inadvertently overhearing sensitive information and while it may not be considered a direct “tip”, that information is nonetheless gained without the Company’s authorization and should be treated as confidential and is not to be acted upon or further communicated (“tipped”) to anyone else. To the extent possible, when working from home or any other non-secure working environment, telephones, headphones, or other headsets should be used. Additionally, all work devices should be secured in compliance with our IT Acceptable Use Policy [IT-4000]. Finally, those subject to this Policy must ensure that work is conducted in a location designed to minimize the possibility that work-related conversations can be overheard.
3.
No director, officer, or employee, or any of their immediate family members or agent, may purchase or sell any security of any other publicly traded company while in possession of material nonpublic information that was obtained during his or her involvement with the Company. No director, officer, or employee or any of their immediate family members, or agent who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company's authorization.
4.
For compliance purposes, you should never trade, tip, or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).
5.
Pre-Clearance Persons must "pre-clear" all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.
6.
The Policy includes the unauthorized disclosure or other misuse of any nonpublic information of other companies, such as the Company's distributors, vendors, customers, collaborators, suppliers, and competitors. The Policy also prohibits insider trading and tipping based on the material nonpublic information of other companies.

Prohibited Transactions

Directors, officers, or employees, or any of their immediate family members including any person's spouse, other persons living in such person's household and minor children and entities over which such person exercises control, or agents such as consultants and independent contractors are prohibited from engaging in the following transactions in the Company's securities:

1.
Short-term trading. Section 16 Officers who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;
2.
Short sales. No officer, director, employee or agent may sell the Company's securities short (i.e., sell a security that must be borrowed to make delivery) or short against the box (i.e. sell a security with a delayed delivery);
3.
Options trading. No officer, director, employee, or agent may buy or sell puts or calls or other derivative securities on the Company's securities;
4.
Trading on margin or pledging. No officer, director, employee, or agent may hold Company securities in a margin account or pledge Company securities as collateral for a loan; or
5.
Hedging. No officer, director, employee, or agent may enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

penalties for violations of insider trading laws

The consequences of prohibited trading or tipping can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties, and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a) Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company's securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained, or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, "directly or indirectly controlled the person who committed such violation," which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $2,301,065 or three times the amount of the profits gained, or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b) Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer, and must be provided before any activity contrary to the above requirements takes place.

Any employee, officer or director who believes an actual or possible violation has occurred, should report those concerns immediately. See Speaking Up Procedure [GRC.1102.1-MCW-PRC] for more information.

exceptions

The trading restrictions of this Policy do not apply to the following:

1.
ESPP. Purchasing Company stock through periodic, automatic payroll contributions to the Company's Employee Stock Purchase Plan ("ESPP"). However, electing to enroll in the ESPP, making any changes in your elections under the ESPP and selling any Company stock acquired under the ESPP are subject to trading restrictions under this Policy.
2.
Sell-to-Cover. Automatic sales of shares resulting from vesting of Restricted Stock Units (“RSUs”), known as “Sell-to-Cover”. However, the sale of any remaining shares are subject to trading restrictions under this Policy.

acknowledgement and certification

All officers, directors, employees, and agents are required to sign an initial acknowledgment upon hire and an annual certification of compliance thereafter.

Part II

Matters in this Section relate to Section 16 Persons and others designated by the Compliance Officer (collectively “Covered Persons”). The following contain additional restrictions and responsibilities are due to the individuals’ positions within the organization and access to MNPI.

1. Blackout Periods

All Covered Persons are prohibited from trading in the Company's securities during blackout periods as defined below.

(i)
Quarterly Blackout Periods. Trading in the Company's securities is prohibited during the period beginning at the close of the market fourteen days before the end of each fiscal quarter and ending at the start of business on the second trading day following the date the Company's financial results are publicly disclosed and Form 10-Q or Form 10-K is filed. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company's financial results.
(ii)
Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company's securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.
(iii)
Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an "Approved 10b5-1 Plan") that meet the requirements set forth below in section 4. Approved Rule 10b5-1 Trading Plans.

2. Trading Window

Covered Persons are permitted to trade in the Company's securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning on the second trading day following the date the Company’s financial results are publicly disclosed and Form 10-Q or Form 10-K is filed and ending on the 14th day preceding the end of the fiscal calendar quarter. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company's securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

3. Pre-Clearance of Securities Transactions

Because certain Covered Persons designated as Pre-Clearance Persons are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company's securities.

(i)
Subject to the exemption in subsection (d) below, no Pre-Clearance Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge, or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person's spouse, other persons living in such person's household and minor children and to transactions by entities over which such person exercises control.
(ii)
The Compliance Officer shall record the date each request is approved or disapproved. The request should be submitted at least two (2) business days prior to the proposed transaction date. Pre-Clearance Persons must submit the completed and signed Pre-Clearance Trading Request Form [GRC 1105.2.1-MCW-FRM] to the Compliance

Officer at generalcounsel@mistercarwash.com. If the transaction does not occur during the seven (7) day trading date range provided in the form, pre-clearance of the transaction must be re-requested.
(iii)
The Compliance Officer may not engage in a transaction involving the Company's securities unless the General Counsel and the Chief Financial Officer have pre-cleared the transaction.

Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan once the applicable cooling-off period has expired. No trades may be made under an Approved 10b5-1 Plan until the expiration of the applicable cooling-off period. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party affecting transactions on behalf of the Company Insider should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

4. Rule 10b5-1 Trading Plans

Rule 10b5-1 provides an affirmative defense against insider trading laws for transactions under a previously established contract, plan, or instruction, entered into in good faith, at a time when not in possession of MNPI. More specifically:

(i)
it has been reviewed and approved by the Compliance Officer in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Compliance Officer in advance of being entered into);
(ii)
it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers (Section 16 Officers), the cooling-off period ends on the later of (x) ninety (90) days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;
(iii)
it is entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person is not in possession of material nonpublic information about the Company; and, if the Covered Person is a director or officer, the 10b5-1 plan must include representations by the Covered Person certifying to that effect;
(iv)
it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and
(v)
it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)) (no overlapping Plans).

No Approved 10b5-1 Plan may be adopted during a blackout period.

Questions: Any questions related to entering into, modifying, or terminating an Approved 10b5-1 Plan should be directed to the Compliance Officer at generalcounsel@mistercarwash.com. Covered Persons should consult their own legal and tax advisors before entering into, modifying, or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction, or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Compliance Officer as described above, and any proposed plans should be submitted no later than 5 business days prior to the end of any open trading window.

Limitation on Liability: None of the Company, the Compliance Officer, or other Company personnel will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this 10b5-1 Plan Procedure. Notwithstanding any review of a Trading Plan pursuant to this 10b5-1 Plan Procedure, none of the Company, the Compliance Officer, the Company's other employees, or any other person assumes any liability for the legality or consequences of such Trading Plan or transaction to the person engaging in or adopting such Trading Plan or transaction.

Withhold of Pre-Clearance: The Compliance Officer may withhold clearance of any proposed transaction. In the event of a disagreement regarding a proposed transaction, the Compliance Officer is required to report the proposed transaction to the Audit Committee of the Board of Directors for a final determination of the pre-clearance request. The Compliance Officer and the Audit Committee may obtain the advice of outside legal counsel with respect to a trading request. You may not in any event engage in the proposed transaction until the request has been finally resolved to the satisfaction of the Compliance Officer or, if applicable, the Audit Committee.

Public Disclosure: The Company may be required under rules and regulations of the SEC to publicly disclose information regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the same such information whether or not such information is required to be disclosed under applicable SEC rules and regulations.

Schedule A

Covered Persons

•
All Section 16 Officers as set forth below
•
All Pre-Clearance Persons as set forth below
•
All Company employees deemed to have actual or potential access to material nonpublic information (“MNPI”) due to their position, responsibilities or as otherwise designated from time to time by the Compliance Officer

Pre-Clearance Persons

•
Section 16 Reporting Persons designated below
•
Employees with an employment title of Vice President or above

Section 16 Officer

•
All members of the Board of Directors
•
The Company’s corporate officers (including officers who are also directors) vested with the following authority and/or performing the following function:
o
Chief Executive Officer/President
o
Chief Financial Officer (Treasurer, Chief Accounting Officer)
o
Corporate Secretary
o
Chief Operating Officer
o
Chief People Officer
o
Chief Innovation Officer
•
Beneficial owners of more than 10 percent of a class of the issuer’s securities